Exhibit 21.1

        LIST OF SUBSIDIARY CORPORATIONS

  ZDNet, Inc., a Delaware corporation
  ZD, Inc., a Delaware corporation
  mySimon, Inc., a California corporation
  CNET Marketplaces, Inc., a Delaware corporation
  CNET Europe, S.A., a Swiss corporation, doing business as CNET Data Services CNET Investments, Inc., a Delaware corporation
  CNET Investments II, Inc., a Delaware corporation
  ZDNet Europe, CV, a Netherlands partnership
  ZDNet Global, BV, a Netherlands corporation
  ZDNet Holdings, BV, a Netherlands corporation